Exhibit-10.19



                                            September 1, 1999




Mr. Ronald L. Krutzman
Treasurer and Assistant Secretary
Laclede Gas Company
720 Olive Street
St. Louis, Missouri  63101

Dear Mr. Krutzman:

UMB Bank of St. Louis, n.a. (the "Bank") is pleased to provide a $10,000,000.00 line of credit maturing January 31, 2000 to Laclede Gas Company ("Laclede") for general corporate purposes and for commercial paper backup. The Bank will consider requests for advances under the line of credit until January 31, 2000. Our officers may, at their discretion, make short-term loans to Laclede under the following terms.

All borrowings will be priced at Laclede's option at (i) Bank's prime rate,
(ii) at Libor for a similar principal amount and maturity adjusted +1/4%, or
(iii) CD's adjusted +1/2% for available maturities up to 90 days. Notes issued under this line shall not exceed 90 days. If a whole note is outstanding with a maturity after January 31, 2000, the note shall be renewed in whole or in part provided no note shall mature later than May 1, 2000.

Interest shall be payable at maturity or on date of repayment. Interest shall be computed on the basis of actual 365/366 days for prime borrowings and on actual 360 day basis for LIBOR or CD loans. Notes issued may be prepaid at any time without penalty.

It is understood that any loans obtained by any subsidiary of Laclede Gas Company, whether or not they are guaranteed by Laclede Gas Company, are excluded from this agreement and shall not be charged against the line of credit described above.


















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We ask that you supply us with current financial and other information, which current information will be furnished to the Bank as it may from time to time reasonably request. The Bank may terminate this agreement at any time if Bank determines in good faith that we are not satisfied with your conditions, operations or performance, financial or otherwise. This letter, a/k/a the Line of Credit Agreement, constitutes the entire understanding between the Bank and Laclede regarding the line of credit.


UMB Bank of St. Louis, n.a.

By:  /s/ Ken E. Kotiza

Name:  Ken E. Kotiza

Title:  Regional President


Accepted this 10th day of September, 1999

Laclede Gas Company

By:  /s/ Ronald L. Krutzman

Name: Ronald L. Krutzman

Title:  Treasurer & Asst. Secretary



























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